EXHIBIT 21
                              LIST OF SUBSIDIARIES



Name                                                 State of Incorporation
----                                                 ----------------------

Fred Stoker & Sons, Inc.                             Tennessee

International Flavors and Technology, Inc.           Delaware

North Atlantic Cigarette Company, Inc.               Delaware

North Atlantic Operating Company, Inc.               Delaware

National Tobacco Company, L.P.                       Delaware

National Tobacco Finance Corporation                 Delaware

RBJ Sales, Inc.                                      Tennessee

Select Tobacco Brands, Inc.                          Delaware

Stoker, Inc.                                         Tennessee